Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (File No. 333- 226841) Form S-8 (File Nos. 333-171181 and 333-207950) and Form S-3 (File Nos. 333-221126 and 333-173457) of our report dated March 30, 2019 (which report expresses an unqualified opinion and includes an explanatory paragraph expressing substantial doubt about the Company’s ability to continue as a going concern) relating to the financial statements of Titan Pharmaceuticals, Inc., which appears in this Amendment No. 1 to the Annual Report on Form 10-K for the year ended December 31, 2018.

/s/ OUM & CO. LLP

San Francisco, California

April 1, 2019